Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Will Continue to Substantially Exceed “Well Capitalized” Requirements –

Expects “Other-Than-Temporary” Impairment Classification on Freddie Mac Preferred Stocks

Burr Ridge, Illinois – (September 8, 2008). BankFinancial Corporation (Nasdaq – BFIN) reported today that it holds shares of various Freddie Mac preferred stocks in its investment portfolio, as disclosed in prior filings with the Securities and Exchange Commission. These securities are classified as available for sale and had an adjusted cost basis of $27.2 million at June 30, 2008.

The actions announced by the United States Department of the Treasury (“Treasury”) and the Federal Housing Finance Agency (“FHFA”) on September 7, 2008, concerning Freddie Mac and Fannie Mae included the issuance of new shares of preferred stock that are senior to all previously issued preferred shares, and the suspension of dividends on the previously issued preferred shares. Since the time of this announcement, the quoted market prices for the previously issued shares of Freddie Mac preferred stocks have declined materially.

Based on this development, BankFinancial expects to record an other-than-temporary impairment loss in the quarter ending September 30, 2008 on its shares of Freddie Mac preferred stocks. The amount of the impairment loss is difficult to estimate due to the recency of the actions of the Treasury and the FHFA, and the uncertainties that exist over how these actions will impact the value of the previously issued Freddie Mac preferred stocks in future months and years. BankFinancial further expects that, based on its analysis of its deferred federal income tax position at June 30, 2008, it will not receive a tax benefit to materially offset any other-than-temporary impairment loss recorded for the period ending September 30, 2008.

BankFinancial also expects the suspension of dividends on the previously issued shares of Freddie Mac preferred stocks to impact its interest income. BankFinancial recorded interest income of $373,000, after-tax, for the quarter ended June 30, 2008, for dividends received on its Freddie Mac preferred stocks. The suspension of dividends on all previously issued Freddie Mac preferred stocks is expected to have a comparable adverse impact on interest income during the third quarter of 2008 and in all future quarters in which dividends remain suspended.

Based on management’s current projections, even if BankFinancial’s shares of Freddie Mac preferred stocks are ultimately deemed to have no value and no tax benefit is available, its subsidiary, BankFinancial, F.S.B., would continue to substantially exceed the capital ratios that must be maintained to be considered “well capitalized” under the capital guidelines administered by the federal banking agencies.

The following table estimates the capital ratios that BankFinancial, F.S.B. would have had at June 30, 2008, if it had been assumed that its shares of Freddie Mac preferred stocks had no value at June 30, 2008, and that the resulting impairment loss produced no tax benefit:

Regulatory Capital Ratios	Regulatory Capital Ratios reported as of June 30, 2008	Pro forma reduction to regulatory capital assuming 100% impairment and no tax benefit	Pro forma estimate of Regulatory Capital Ratios as of June 30, 2008, assuming 100% impairment and no tax benefit	Minimum Regulatory Capital Ratios to be considered Well Capitalized under applicable laws and regulations
Total Capital to Risk Weighted Assets	16.59%	1.82%	14.77%	10%
Tier 1 Capital to Risk Weighted Assets	15.79%	1.83%	13.96%	6%
Tier 1 Capital to Adjusted Total Assets	14.13%	1.67%	12.46%	5%

At June 30, 2008, BankFinancial Corporation had total assets of $1.457 billion, total loans of $1.225 billion, total deposits of $1.081 billion and stockholders’ equity of $288 million, and the tangible book value of its common stock was $11.81 per share. If it had been assumed that BankFinancial Corporation’s holdings of Freddie Mac preferred stocks had no value at June 30, 2008, and that the resulting impairment loss produced no tax benefit, BankFinancial Corporation’s total assets and stockholders’ equity would have been reduced by $27.2 million, and the tangible book value of its common stock would have been reduced by $1.24 per share, resulting in pro forma total assets at June 30, 2008 of $1.430 billion, stockholders’ equity of $261 million, and tangible book value of $10.57 per share of common stock.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at http://www.bankfinancial.com.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:

Elizabeth A. Doolan	Gregg T. Adams
Senior Vice President – Finance BankFinancial Corporation	Executive Vice President – Marketing & Sales BankFinancial, F.S.B
Telephone: 630-242-7151	Telephone: 630-242-7234